UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2020

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50056	05-0527861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Stone Road

Kilgore, Texas 75662

(Address of principal executive offices) (Zip Code)

(903) 983-6200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	MMLP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On June 25, 2020, Martin Midstream Partners L.P. (the “Partnership”), its general partner, Martin Midstream GP LLC, and Martin Midstream Finance Corp., Martin Operating GP LLC, Martin Operating Partnership L.P., Martin Transport, Inc., Redbird Gas Storage LLC, and Talen’s Marine & Fuel, LLC, entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain holders (the “Supporting Holders”) that beneficially own over 62% in principal amount of the Partnership’s 7.25% senior unsecured notes due 2021 (the “Existing Notes”), pursuant to which the Supporting Holders and the Partnership have agreed to enter into and implement a proposed debt restructuring transaction (the “Restructuring Transaction”) through either an exchange offer (the “Exchange Offer”) and a cash tender offer (the “Cash Tender Offer”) or through a prepackaged plan of reorganization (the “Plan”), subject to the terms and conditions of the Restructuring Support Agreement, including in the term sheet and the Plan attached thereto.

The Restructuring Support Agreement contemplates the following transactions:

•	The Partnership will commence an Exchange Offer to exchange the Existing Notes, held by eligible holders of record, for either of:

(1) $650 in cash for each $1,000 in principal amount of Existing Notes tendered (subject, along with the Cash Tender Offer described below, to a combined cap of $77 million in aggregate principal amount of Existing Notes, and, along with the Cash Tender Offer, the “Cash Offers”),

(2) $1,000 in principal amount of 11.50% senior secured second lien notes due 2025 (the “Exchange Notes”) for each $1,000 in principal amount of Existing Notes tendered, and

(3)

(a) The right to acquire such holder’s pro rata share of $50 million of 10.00% senior secured 1.5 lien notes due 2024 (the “New Notes”, and the offer of the right to acquire such New Notes, the “Rights Offering”), the proceeds of which will be used to fund the Cash Offers;

(b) Holders that participate in the Rights Offering will receive Unused Proceeds (as described below) on a pro rata basis based on the principal amount of Existing Notes participating in the Rights Offering, and $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of such holder’s Existing Notes remaining after application of the Unused Proceeds; Unused Proceeds will be an amount equal to (i) the difference between $50 million and the amount of cash actually used in the Cash Offers multiplied by (ii) 0.85.

•

In connection with the Exchange Offer, the Partnership will also (x) commence a consent solicitation to make certain proposed amendments to the terms of the indenture governing the Existing Notes to (i) eliminate substantially all of the restrictive covenants in the indenture governing the Existing Notes, (ii) delete certain events of default and (iii) reduce the required time period for the Partnership to deliver a notice of redemption from at least 30 days before a redemption date to at least three business days before a redemption date and (y) solicit votes to accept the Plan, as further described below.

•

The Partnership will commence a Cash Tender Offer to purchase Existing Notes (subject, along with the cash component of the Exchange Offer, to a combined cap of $77 million in aggregate principal amount of Existing Notes) for $650 in cash for each $1,000 in principal amount of Existing Notes tendered, to the extent held by holders of record not eligible to participate in the Exchange Offer. In connection with the Cash Tender Offer, the Partnership will also commence a consent solicitation to make certain proposed amendments to the terms of the indenture governing the Existing Notes, as described above.

The Restructuring Support Agreement contemplates various closing conditions, including, among other things, the negotiation of definitive documentation and a minimum tender condition of 95% total in principal amount of the Existing Notes in the Exchange Offer and the Cash Tender Offer (the “Minimum Participation Condition”).

Pursuant to the Restructuring Support Agreement, each Supporting Holder has agreed to tender its Existing Notes pursuant to the terms of the Exchange Offer, to deliver corresponding consents, and to vote to accept the Plan, which would be implemented if the Minimum Participation Condition is not satisfied. The parties to the Restructuring Support Agreement have agreed to support the consummation of the Exchange Offer and/or the Plan, the terms of which are described more fully in the Restructuring Support Agreement.

The Supporting Holders may terminate the Restructuring Support Agreement if, among other customary termination events, the Partnership files for bankruptcy other than as contemplated by the Restructuring Support Agreement or if the commencement of the Exchange Offer has not occurred by July 6, 2020.

The Partnership expects to continue the operation of its business in the ordinary course and does not anticipate interruption in its operations during the restructuring regardless of whether the Partnership conducts its restructuring in or out of the chapter 11 process. The transactions contemplated by the Restructuring Support Agreement are not intended to impact trade vendors, employees, customers, or any related contractual agreements or obligations. The Partnership’s common units will remain outstanding and are not a part of the transactions contemplated by the Restructuring Support Agreement. The Partnership also expects to continue to have access to all necessary funds under its revolving credit facility, subject to the amendment of such revolving credit facility and receiving any related consents from its lenders.

The proposed Restructuring Transaction is being disclosed in this Current Report on Form 8-K for completeness of disclosure of the terms of the Restructuring Support Agreement. This report shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Exchange Notes and New Notes to be offered in the Exchange Offer and Rights Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the Restructuring Support Agreement, set forth in this Item 1.01, does not purport to be complete and is qualified in its entirety by reference to the text of the Restructuring Support Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In connection with the Restructuring Support Agreement and subject to agreement upon mutually acceptable definitive documentation, the Supporting Holders are agreeing to purchase any unsubscribed New Notes that have not been purchased by eligible holders in the Rights Offering, or if the Exchange Offer and Cash Tender Offer are not consummated, pursuant to the Plan.

The Partnership has agreed to pay the Supporting Holders a backstop commitment fee of $3.75 million allocated among the Supporting Holders based on their pro rata shares of the backstop commitment, which commitment fee will be paid in New Notes. However, if the Restructuring Support Agreement is terminated due to the Partnership’s governing body exercising its fiduciary duties, if the backstop agreement is materially breached by the Partnership and therefore terminated by the Supporting Holdings, or if the New Notes are not issued by August 17, 2020 and the Partnership has not commenced chapter 11 cases, the commitment fee will be paid in cash.

Item 7.01. Regulation FD Disclosure.

On June 26, 2020, the Partnership issued a press release in connection with its entry into the Restructuring Support Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

On April 26, 2020, the Partnership entered into a confidentiality agreement and commenced discussions with legal advisors for a group of holders of the Existing Notes (the “Noteholders”) regarding the possibility of a potential refinancing, recapitalization, reorganization and/or restructuring transaction for the Partnership, and on May 6, 2020, the Noteholders entered into confidentiality agreements with the Partnership (the “NDAs”). Subsequent to the dates of the execution of the confidentiality agreement and NDAs and through June 25, 2020, the Noteholders and their advisors (i) conducted due diligence on the Partnership and (ii) engaged in discussions regarding the potential Restructuring Transaction with the Partnership and its advisors. Other than with respect to the terms of the Restructuring Support Agreement and backstop arrangement discussed above, the Partnership has not provided any material non-public information to the Noteholders.

The information included in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Restructuring Support Agreement, dated as of June 25, 2020, among Martin Midstream Partners L.P., Martin Midstream GP LLC, Martin Midstream Finance Corp., Martin Operating GP LLC, Martin Operating Partnership L.P., Martin Transport, Inc., Redbird Gas Storage LLC, Talen’s Marine & Fuel, LLC, and certain consenting noteholders of the Partnership’s 7.25% senior unsecured notes due 2021

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC,
Its General Partner

Date: June 26, 2020	By:	/s/ Robert D. Bondurant
Name: Robert D. Bondurant
Title: Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer